Exhibit 99.2

CSX Corp. Announces First Quarter 2022 Financial Results

JACKSONVILLE, Fla. – April 20, 2022 – CSX Corp. (NASDAQ: CSX) today announced first quarter 2022 net earnings of $859 million, or $0.39 per share, compared to $706 million, or $0.31 per share in the same period last year. First quarter 2022 operating income was $1.28 billion compared to $1.10 billion in the prior year period.

“We delivered a solid quarter thanks to the strong efforts of CSX’s railroaders,” said James M. Foote, president and chief executive officer. “Our market environment continues to be supportive, and we expect our hard work to deliver improved fluidity across our network over the rest of the year while positioning us to capture opportunities for future growth.”

First Quarter Financial Highlights
•Revenue reached $3.41 billion for the quarter, increasing 21% year-over-year, as an overall revenue-per-unit increase of 24% more than offset a 2% decline in volume.
•Operating income of $1.28 billion increased 16% compared to the prior year. Operating ratio increased by 150 basis points to 62.4%, including the impacts of the acquisition of Quality Carriers and higher fuel prices.
•First quarter operating income included $17 million of expense related to increases in environmental reserves and a $20 million gain from property sales recognized from the 2021 transaction with the Commonwealth of Virginia.
•Diluted EPS of $0.39 increased 26% from $0.31 for the first quarter of 2021.

CSX executives will conduct a conference call with the investment community this afternoon, April 20, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 11	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 230 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended
	Mar. 31, 2022 (a)	Mar. 31, 2021	$ Change	% Change

Revenue	$3,413	$2,813	$600	21%
Expense
Labor and Fringe	692	620	(72)	(12)
Purchased Services and Other	675	472	(203)	(43)
Depreciation and Amortization	360	345	(15)	(4)
Fuel	331	190	(141)	(74)
Equipment and Other Rents	100	88	(12)	(14)
Gains on Property Dispositions (b)	(27)	(3)	24	NM
Total Expense	2,131	1,712	(419)	(24)

Operating Income	1,282	1,101	181	16

Interest Expense	(179)	(184)	5	3
Other Income - Net	26	20	6	30
Earnings Before Income Taxes	1,129	937	192	20

Income Tax Expense	(270)	(231)	(39)	(17)
Net Earnings	$859	$706	$153	22%

Operating Ratio	62.4%	60.9%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.39	$0.31	$0.08	26%

Average Shares Outstanding, Assuming Dilution (Millions)	2,193	2,286

NM - not meaningful

Certain prior year data has been reclassified to conform to the current presentation. All prior period share and per share data has been retroactively adjusted to reflect the stock split effective June 28, 2021.

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Mar. 31, 2022	Dec. 31, 2021
ASSETS

Cash and Cash Equivalents	$1,936	$2,239
Short-Term Investments	96	77
Other Current Assets	1,725	1,557
Properties - Net	32,984	33,015
Investment in Affiliates and Other Companies	2,143	2,099
Other Long-Term Assets	1,568	1,544
Total Assets	$40,452	$40,531

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$317	$181
Other Current Liabilities	2,258	2,052
Long-Term Debt	16,019	16,185
Deferred Income Taxes - Net	7,428	7,383
Other Long-Term Liabilities	1,235	1,230
Total Liabilities	27,257	27,031

Total Shareholders' Equity	13,195	13,500
Total Liabilities and Shareholders' Equity	$40,452	$40,531

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Three Months Ended
	Mar. 31, 2022 (a)	Mar. 31, 2021
OPERATING ACTIVITIES
Net Earnings	$859	$706
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	360	345
Deferred Income Tax Expense	37	40
Gains on Property Dispositions (b)	(27)	(3)
Other Operating Activities - Net	70	144
Net Cash Provided by Operating Activities	1,299	1,232

INVESTING ACTIVITIES
Property Additions	(331)	(306)
Purchases of Short-Term Investments	(19)	—
Proceeds from Sales of Short-Term Investments	—	1
Proceeds and Advances from Property Dispositions (b)	8	—
Business Acquisition, Net of Cash Acquired	(9)	—
Other Investing Activities	(17)	8
Net Cash Used in Investing Activities	(368)	(297)

FINANCING ACTIVITIES
Long-term Debt Repaid	(6)	(360)
Dividends Paid	(218)	(213)
Shares Repurchased (c)	(1,016)	(551)
Other Financing Activities	6	15
Net Cash Used in Financing Activities	(1,234)	(1,109)

Net Decrease in Cash and Cash Equivalents	(303)	(174)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	2,239	3,129
Cash and Cash Equivalents at End of Period	$1,936	$2,955

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Quality Carriers, Inc.: On July 1, 2021, the Company completed its acquisition of Quality Carriers, the largest provider of bulk liquid chemicals transportation in North America. The results of Quality Carriers' operations and its cash flows have been consolidated prospectively.

b)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases for a total of $525 million. In April 2021, upon closing of the first phase of the agreement, the Company collected $200 million in proceeds and recognized a $349 million gain. In fourth quarter 2021, the Company collected additional proceeds of $200 million, a portion of which was attributable to the first phase with the remainder attributable to the second phase. The second phase closed on January 10, 2022, resulting in a $20 million gain in first quarter 2022.

c)Shares Repurchased: During first quarters 2022 and 2021, the Company engaged in the following repurchase activities, which have been retroactively adjusted to reflect the stock split effective June 28, 2021:

	Quarters Ended
	Mar. 31, 2022	Mar. 31, 2021
Shares Repurchased (Millions)	29	18
Cost of Shares (Dollars in millions)	$1,016	$551
Average Cost per Share Repurchased	$34.61	$29.94

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2022 and March 31, 2021

	Volume			Revenue			Revenue Per Unit
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Chemicals	161	163	(1)%	$618	580	7%	$3,839	$3,558	8%
Agricultural and Food Products	118	116	2	387	349	11	3,280	3,009	9
Automotive	78	87	(10)	227	236	(4)	2,910	2,713	7
Minerals	72	67	7	144	125	15	2,000	1,866	7
Forest Products	70	73	(4)	228	220	4	3,257	3,014	8
Metals and Equipment	66	68	(3)	197	186	6	2,985	2,735	9
Fertilizers	56	57	(2)	120	122	(2)	2,143	2,140	—
Total Merchandise	621	631	(2)	1,921	1,818	6	3,093	2,881	7
Intermodal	722	726	(1)	527	468	13	730	645	13
Coal	155	172	(10)	533	384	39	3,439	2,233	54
Trucking (a)	—	—	—	230	—	NM	—	—	—
Other	—	—	—	202	143	41	—	—	—
Total	1,498	1,529	(2)%	$3,413	$2,813	21%	$2,278	$1,840	24%

NM - not meaningful

(a) Effective third quarter 2021, Trucking revenue is comprised of revenue from the operations of Quality Carriers, which was acquired by CSX effective July 1, 2021.

CSX Corporation
VOLUME AND REVENUE
Total revenue increased 21% in first quarter 2022 when compared to first quarter 2021 due to the inclusion of Quality Carriers' results, pricing gains that include the benefit of higher export coal benchmark rates, higher fuel recovery and increases in other revenue.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended
(Dollars in millions)	Mar. 31, 2022	Mar. 31, 2021
Fuel Surcharge Revenue (a)	$240	$99
Fuel Lag (Unfavorable)	$(45)	$(26)
(a) Fuel surcharge revenue does not include amounts for trucking or subsidiaries.

Merchandise Volume
Chemicals - Decreased due to lower shipments of crude oil and other energy-related commodities, partially offset by higher shipments of core chemicals.
Agricultural and Food Products - Increased as a result of higher shipments of ethanol, vegetable oils, and food and consumer products.
Automotive - Decreased due to lower North American vehicle production, which continues to be impacted by shortages of semiconductors and other parts.
Minerals - Increased as a result of higher shipments of aggregates and cement.
Forest Products - Decreased primarily due to lower shipments of building products.
Metals and Equipment - Decreased primarily due to lower steel shipments, partially offset by higher scrap shipments.
Fertilizers - Decreased as declines in long-haul fertilizer shipments were partially offset by increased short-haul phosphate shipments.

Intermodal Volume
Decreased international shipments due to supply-side constraints were partially offset by higher domestic shipments driven by truck conversions.

Coal Volume
Domestic coal decreased due to lower shipments of utility coal as well as lower steel and industrial shipments. Export coal decreased due to lower international shipments of thermal coal, partially driven by reduced capacity at Curtis Bay coal pier due to the continued outage at a portion of the facility.

	Quarters Ended
(Millions of tons)	Mar. 31, 2022	Mar. 31, 2021	Change
Coal Tonnage
Domestic	9.8	11.3	(13)%
Export	7.5	7.9	(5)
Total Coal	17.3	19.2	(10)%

Trucking Revenue
Trucking revenue increased $230 million versus prior year due to the inclusion of Quality Carriers' results.

Other Revenue
Other revenue increased $59 million versus prior year due to increases in revenue for intermodal storage and equipment usage, partially offset by lower payments from customers that did not meet volume commitments.

CSX Corporation
EXPENSE
Expenses of $2.1 billion increased $419 million, or 24%, in first quarter 2022 when compared to first quarter 2021.
Labor and Fringe expense increased $72 million due to the following:
•The acquisition of Quality Carriers resulted in increased costs of $34 million.
•Expenses related to hiring and new retention programs increased $10 million.
•Incentive compensation increased $6 million primarily due to higher expected payouts.
•Other expenses increased $22 million primarily driven by inflation, partially offset by lower volume-related costs.
Purchased Services and Other expense increased $203 million due to the following:
•The inclusion of Quality Carriers' operations drove $139 million of additional costs.
•Adjustments to environmental reserves resulted in $17 million higher expense.
•Operating support costs were $47 million higher, driven by inflation and a larger active locomotive fleet, as well as increased intermodal terminal costs.
Depreciation and Amortization expense increased $15 million primarily due to a larger asset base, which includes Quality Carriers' assets.
Fuel expense increased $141 million primarily resulting from a 59% increase in locomotive fuel prices and the inclusion of non-locomotive fuel used for trucking.
Equipment and Other Rents expense was $12 million higher primarily due to lower net earnings at TTX and the addition of Quality Carriers' costs.
Gains on Property Dispositions increased $24 million primarily due to a $20 million gain recognized in first quarter 2022 related to the conveyance of a land easement to the Commonwealth of Virginia.

Employee Counts (Estimated)

	Quarters Ended
	Mar. 31, 2022	Mar. 31, 2021 (b)	Change	Dec. 31, 2021 (b)
Average	20,841	19,144	1,697	20,587
Ending (a)	20,866	19,133	1,733	20,685

(a) Ending employee counts as of March 31, 2022 include 1,424 Quality Carriers employees.
(b) In order for reported data to more accurately reflect active employees, counts no longer include union employees that have been unavailable to work for more than three months. This change is effective first quarter 2022 and prior period data has been reclassified to conform to current presentation.

Fuel Expense

	Quarters Ended
(Dollars and gallons in millions, except price per gallon)	Mar. 31, 2022	Mar. 31, 2021
Estimated Locomotive Fuel Consumption (Gallons)	92.5	91.8
Price per Gallon (Dollars)	$2.98	$1.88
Total Locomotive Fuel Expense	$276	$173
Non-Locomotive Fuel Expense (a)	55	17
Total Fuel Expense	$331	$190

(a) Non-locomotive fuel expense for the quarter ended March 31, 2022 includes costs of $28 million related to Quality Carriers' operations.

CSX Corporation
OPERATING STATISTICS (Estimated)
Safety metrics improved versus the first quarter 2021, with the number of both train accidents and personal injuries declining to near record lows. The FRA train accident rate of 2.75 in first quarter 2022 improved 15% compared to prior year. The personal injury frequency index of 0.78 improved 18% compared to prior year. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which CSX operates.

In first quarter 2022, velocity decreased by 15% and dwell increased by 4% versus prior year. Carload trip plan performance decreased by 4% while intermodal trip plan performance improved 2%. The Company expects operating metrics to improve commensurate with hiring and training, and remains focused on executing the operating plan to deliver safe, reliable and efficient service to customers.

	Quarters Ended
	Mar. 31, 2022	Mar. 31, 2021	Improvement / (Deterioration)
Operations Performance

Train Velocity (Miles per hour) (a)	16.0	18.9	(15)%
Dwell (Hours) (a)	11.2	10.8	(4)%
Cars Online (a)	138,466	128,856	(7)%
On-Time Originations	65%	79%	(18)%
On-Time Arrivals	57%	69%	(17)%
Carload Trip Plan Performance	64%	67%	(4)%
Intermodal Trip Plan Performance	87%	85%	2%
Fuel Efficiency	1.01	0.98	(3)%

Revenue Ton-Miles (Billions)
Merchandise	31.2	31.3	—%
Coal	7.6	8.8	(14)%
Intermodal	7.6	7.7	(1)%
Total Revenue Ton-Miles	46.4	47.8	(3)%

Total Gross Ton-Miles (Billions)	91.4	93.4	(2)%

Safety
FRA Personal Injury Frequency Index	0.78	0.95	18%
FRA Train Accident Rate	2.75	3.24	15%
Certain operating statistics are estimated and can continue to be updated as actuals settle.
(a) The methodology for calculating train velocity, dwell and cars online differs from that prescribed by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology. See additional discussion on the Company's website.

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures the profiled schedule of trains (from departure to arrival and all interim time), and train profiles are periodically updated to align with a changing operation.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival. Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Three Months Ended
(Dollars in millions)	Mar. 31, 2022	Mar. 31, 2021
Net Cash Provided by Operating Activities	$1,299	$1,232
Property Additions	(331)	(306)
Proceeds and Advances from Property Dispositions	8	—
Other Investing Activities (a)	n/a	8
Free Cash Flow (before payment of dividends)	$976	$934

(a) Effective first quarter 2022, the results of other investing activities will no longer be included in free cash flow. Prior year has not been restated as the change is immaterial.